Exhibit 19.1

Insider Trading Policy

RenaissanceRe Holdings Ltd.

NOTICE: No part of this document should be relied upon in any manner by anyone other than the employees of RenaissanceRe. Any external use, exploitation, commercialization or modification of this document, or any part thereof is strictly prohibited.

Table of Contents
1    Introduction    4
2    Application    4
3    Roles and Responsibilities    4
3.1    Insider Trading Policy    4
3.1.1    Persons Subject to the Policy    4
3.1.2    Material, Non-public Information    5
3.1.3    Insider Trading in Other Companies    6
3.1.4    Tipping    6
3.1.5    Purchases and Sales    6
3.1.6    Margin Loans and Pledging of RenaissanceRe Securities    7
3.1.7    Hedging and/or Short Selling of RenaissanceRe Securities    7
3.2    Trading Window Periods    7
3.3    Pre-Approval    8
3.4    Reporting Trades    8
3.5    Permitted Transactions    8
3.6    Investments in the (Re)Insurance Sector    9
3.6.1    (Re)Insurance Sector Trading Policy    9
3.6.2    Application    10
3.6.3    Permitted Transactions    10
3.7    Short-Swing Trading/Control Stock/Section 16 Reports    11
3.8    Administration of Policies    11
3.8.1    Administration by Group General Counsel    11
3.8.2    Requests for Waivers or Interpretations of the Application of our Policy    11
3.8.3    Confidentiality of Policy Decisions    11
3.8.4    Amendment of the Policy    11
3.8.5    Duration of Policy’s Applicability    11
3.8.6    Responsible Party    12
4    Review and Approval    12

1Introduction
This purpose of this Insider Trading Policy (the “Policy”) is to outline the procedures which employees (including officers), directors, independent contractors and consultants of RenaissanceRe Holdings Ltd. and its subsidiaries (collectively, “RenaissanceRe”, the “Company” or “we”) must follow to ensure compliance with U.S. rules and regulations relating to insider trading. The legal regimes of other jurisdictions may also apply to transactions in or relating to securities.
2Application
This Policy applies to RenaissanceRe and its employees, directors, independent contractors and consultants.
3Roles and Responsibilities
Unlawful insider trading occurs when a person purchases, sells or otherwise engages in transactions in a company’s securities while in possession of material, non-public information about that company or its securities, or provides such material, non-public information to others outside the company. This Policy outlines procedures for transacting in securities of RenaissanceRe and other companies with which we deal, and related matters.
Violations of the insider trading rules can give rise to significant civil and criminal penalties and could lead to disciplinary action, including termination of employment. The application of these insider trading rules can be complex and at times counterintuitive. This Policy is intended to protect against adverse outcomes to protect the Company and its people.
3.1Insider Trading Policy
Except for the Permitted Transactions described in Section 3.5 below, no employee, director, independent contractor or consultant of RenaissanceRe may purchase, sell, gift or otherwise transact in the securities of RenaissanceRe or of any other company with whom RenaissanceRe deals while aware of material, non-public information concerning or affecting RenaissanceRe or the other company. There are no exceptions to this policy except as specifically noted herein.
In addition, it is the policy of the Company that the Company will not trade in RenaissanceRe securities in violation of applicable securities laws or stock exchange listing standards.
3.1.1Persons Subject to the Policy
This Policy applies to all employees, directors, independent contractors and consultants of RenaissanceRe and its subsidiaries. When we refer to “you” or to “directors” or “employees” in this Policy, in addition to you, we also mean members of your immediate family or other persons with whom you share a household, persons that are your economic dependents, and any person or entity you control. For purposes of this Policy, “members of your immediate family” include your spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares your home. Regulatory authorities regard trades made at your direction or at the direction of those named in the preceding sentence as trades made by you. Certain aspects of this Policy apply only to Designated Officers, as defined in Section 3.6.
3.1.2Material, Non-public Information
Information is considered “material” if:
•a reasonable investor would consider it important in making a decision on whether to buy, sell, or hold the security, or
•a reasonable investor would view the information as significantly altering the total mix of information in the marketplace about the issuer of the security.
Examples of “material” information might include, but are not limited to, the following:
•information about upcoming earnings or losses
•the impact of a pending or recent catastrophic event
•proposed or negotiation of a potential merger, acquisition or disposition
•news of a ratings upgrade or downgrade
•results of reinsurance renewals
•the gain or loss of a substantial contract, customer or vendor relationship or program
•a significant purchase or sale of assets
•changes in dividend amounts or policy
•sales or purchases by the Company of its own securities
•initiation of or significant developments in litigation
•major regulatory developments
•development or marketing of new products
•a major cybersecurity incident, or
•changes in top management.
Information is considered “non-public” if the information has not been broadly disseminated to the public for a sufficient period to be reflected in the price of the security. Examples of public disclosure include disclosure within a report filed by the Company with the U.S. Securities and Exchange Commission, such as a Form 8-K and issuance of a press release by the Company.
Even after the Company has initially disclosed material, non-public information to the press or the information has been reported, at least one Trading Day must elapse before the information is considered to be broadly disseminated. For purposes of this Policy, a “Trading Day” shall mean any day on which the New York Stock Exchange (“NYSE”) is open for trading. For example, if the Company discloses material, non-public information during an earnings call, it is impermissible to trade on such information until the opening of the NYSE on the following Trading Day.
3.1.3Insider Trading in Other Companies
Additionally, if during the course of performing your duties for RenaissanceRe, you learn material non-public information about another company, you are prohibited from trading in securities of such company for as long as the information remains material and non-public.
For example, you may be involved in a transaction in which RenaissanceRe expects to substantially reinsure another company, or enter into a new venture or other relationship with the company. Even if the monetary amount of the transaction is immaterial to RenaissanceRe, it may be material to the other company.
In order to protect our senior managers from risks in this area, Designated Officers are also required to comply with our policy strictly restricting investment activities in the insurance sector. See Section 3.6, Investments in the (Re)Insurance Sector, for details. Other employees, directors, independent contractors and consultants should be mindful of how the legal requirements described above could apply to information in their possession.
3.1.4Tipping
In addition to the prohibition on insider trading, this Policy also prohibits “tipping” (i.e., communicating material non-public information about the Company to persons who might be expected to trade while in possession of that information). Under this Policy, you can be held responsible for the trading by anyone to whom you disclose, directly or indirectly, material, non-public information about the Company, even if you, the “tipper,” do not receive any monetary benefit from the trade. Furthermore, you are also prohibited from “tipping” information about other companies that you have gained through your relationship with the Company. For example, if you learn material non-public information about another company with which RenaissanceRe does business or is negotiating a potential transaction, not only must you refrain from trading in the securities of the other company until such information has been made public for at least one Trading Day, you must also refrain from “tipping” others about that information.
3.1.5Purchases and Sales

Purchases and sales of securities encompass not only traditional purchases and sales, but any arrangement which changes a person’s economic exposure to changes in the price of the securities. For example, a “purchase” or “sale” would include a purchase of standardized put or call options, the writing of put or call options, the purchase of straddles, equity swaps or other derivative securities that are directly linked to equity securities, selling stock short, buying or selling securities convertible into other securities, participating in a dividend reinvestment plan (sometimes referred to as a DRIP), or merely engaging in a private agreement where the value of the agreement varies in relation to the price of the underlying security. Purchases or sales of securities can result in liability whether executed in the public markets or in a private transaction.
3.1.6Margin Loans and Pledging of RenaissanceRe Securities
Employees, directors, and their respective designees are not permitted to have margin loans on RenaissanceRe securities and are not permitted to pledge or otherwise use RenaissanceRe securities as collateral for a loan. Sales forced because you have borrowed money and pledged securities as security for the loan (a “margin loan”) are not exempt from the insider trading rules. Under margin arrangements, the broker may be entitled to sell your shares without your permission if the value of your securities falls below the broker’s margin requirements. The sale, even though not initiated at your request, is still a sale for your benefit and may subject you to liability under the insider trading rules if made at a time when you are aware of material, non-public information. Similar cautions apply to a bank or other loans for which you may have previously pledged stock as collateral. Any questions should be referred to the Group General Counsel.
3.1.7Hedging and/or Short Selling of RenaissanceRe Securities
Employees, directors, and their respective designees are not permitted to directly hedge or “short sell” the market value of any RenaissanceRe securities. However, hedging transactions which could be deemed to provide some degree of economic protection but do not directly involve RenaissanceRe securities (e.g., a basket of property and casualty (re)insurance companies) will be evaluated on a case-by-case basis. This prohibition does not prohibit receipt or exercise of Company-issued option awards.
3.2Trading Window Periods
Directors and employees, and their family members, may only effect transactions in RenaissanceRe securities (other than certain Permitted Transactions as described below) during open Trading Window Periods, as defined below. This includes purchasing, selling, or gifting of securities, or transactions which are in economic substance substantially the same as such transactions. Our “Trading Window Periods” are generally the four-week period beginning on the Trading Day following the earnings call regarding quarterly or annual financial results. The Chief Corporate Counsel, Deputy Chief Compliance Officer or Group General Counsel will notify employees of the opening and closing of each Trading Window Period. Nonetheless, as discussed above, no trade or gift of RenaissanceRe securities may be made during these Trading Window Periods if the person covered by this Policy possesses material non-public information which has not been disseminated in the public market for at least one Trading Day.
The Group General Counsel or the Group General Counsel’s designee may suspend a Trading Window Period at any time that the Group General Counsel determines that a Blackout Period (as defined below) is in the best interest of the Company and/or its employees. A “Blackout Period” is a period of time when individuals subject to this Policy must refrain from trading in the Company’s securities. Blackout Periods must be strictly observed by employees and directors, and their family members. The Group General Counsel may also extend a Trading Window Period at any time that they determine it is in the best interest of the Company and/or its employees to do so.
The trading restrictions set forth in this Section 3.2 do not apply to any trades or gifts made pursuant to a properly qualified, adopted and submitted Trading Plan, as defined below.
Whether or not a proposed transaction is of a type that is required to be subject to our window period policy can be a complex question. Please discuss any questions you may have with the Group General Counsel, the Chief Corporate Counsel or the Deputy Chief Compliance Officer.
3.3Pre-Approval
In addition to complying with the provisions of this Policy regarding Trading Window Periods and Blackout Periods set forth in Section 3.2 above, the Company’s employees and directors must first obtain pre-clearance from the Company’s Group General Counsel (or their designee) before engaging in any transaction in RenaissanceRe securities, including gifts, and before adopting, modifying, and terminating any Trading Plan, as defined below. A request for pre-clearance should be submitted to the Group General Counsel (or their designee) in advance of the proposed transaction, and the Group General Counsel (or their designee) will respond within two business days. If a proposed transaction receives pre-clearance, the pre-cleared action must be effected within two business days of receipt of pre-clearance. If the person becomes aware of material non-public information before the action is executed, the pre-clearance is void and the trade must not be completed. Transactions not effected within the time limit become subject to pre-clearance again. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in RenaissanceRe securities, and should not inform any other person of the restriction. The pre-approval requirements set forth in this Section 3.3 do not apply to any trades or gifts made pursuant to a properly qualified, adopted and submitted Trading Plan, as defined below.

3.4Reporting Trades

We require that all executive officers and directors of RenaissanceRe Holdings Ltd. submit to the Company’s Group General Counsel (or their designee) a copy of any trade order or confirmation relating to the purchase, sale or gift of RenaissanceRe securities on the date of any such transaction. This information is necessary to enable the Company to monitor trading by RenaissanceRe Holdings Ltd.’s executive officers and directors and ensure that all such trades are properly reported. Your adherence to this Policy is vital to your protection as well as the Company’s. The reporting requirements set forth in this Section 3.4 also apply to any trades or gifts made pursuant to a Trading Plan, as defined below.
3.5Permitted Transactions
The restrictions on trading set forth in this Policy do not apply to certain Permitted Transactions (defined below) because they are not expected to pose securities law risks to you or the Company. This means you may effect these transactions without regard to trading window periods. “Permitted Transactions” are:
•acceptance of a grant of restricted stock or stock options issued or offered under RenaissanceRe’s employee stock incentive plan, or the cancellation or forfeiture of stock or options pursuant to the plan;
•vesting of shares of restricted stock or stock options and any related stock withholding (but not market sales in connection with such vesting events);
•transfer of shares that does not involve a change in the beneficial ownership of the shares, for example, to an inter vivos trust of which you are the sole beneficiary during your lifetime, bona fide gifts to members of your immediate household, or changing the form of ownership to include a member of your immediate household as a joint owner (since members of your household are considered the same as you for purposes of this Policy);
•acquisition or disposition of stock in a stock split, stock dividend, or other transaction affecting all stockholders equally;
•execution of a transaction pursuant to a contract, instruction, or plan described in Exchange Act Rule 10b5-1(c)(1)(i)(A) (a “Rule 10b5-1 Trading Plan”) or another pre-established trading arrangement, including an arrangement which qualifies as a “non-Rule 10b5-1 trading arrangement" under Item 408(c) of Regulation S-K under the Exchange Act (together with Rule 10b5-1 Trading Plans, “Trading Plans”), which has been approved in writing in advance by our Group General Counsel (or their designee) in accordance with Section 3.3 and not modified, and which requires the holder of the securities, broker or other counterparty to notify the Group General Counsel (or their designee) immediately upon execution of a transaction pursuant to the Plan; or

•the exercise of an employee stock option at the time of such option’s expiration (whether arising as a result of the end of the option’s term, or as a result of the departure of an employee or director from the Company), provided that such exercise shall be an “exercise and hold” transaction and it shall occur via net exercise or shall be otherwise settled not involving the sale of RenaissanceRe securities in the market.
To mitigate the risks that a transaction might be misconstrued, to assist with SEC filings if necessary, and to maintain our corporate records, Permitted Transactions should be previewed with the Group General Counsel, the Chief Corporate Counsel or the Deputy Chief Compliance Officer, before being completed.
3.6Investments in the (Re)Insurance Sector
3.6.1(Re)Insurance Sector Trading Policy
As discussed above, the U.S. federal securities laws also prohibit trading in securities of any company about whom you learn material, non-public information through the course of performing your duties for RenaissanceRe. In order to protect our senior managers from risks in this area and to avoid even the appearance of impropriety, Designated Officers (as defined below) may not trade, including taking long or short positions, in securities of (Re)Insurance Sector (as defined below) companies, including stocks or related derivatives of such companies, subject to the exceptions listed in Section 3.6.3.
3.6.2Application
For purpose of this Section 3.6, “Designated Officers” are senior officers of RenaissanceRe who could be deemed to have access to a broad range of information, including employees who are at or above career level 3, as well as members of the immediate family of Designated Officers.
Employees who are not Designated Officers should also be mindful of how they may come into possession of material, non-public information.
“(Re)Insurance Sector” for purposes of this Policy includes reinsurance or insurance companies who are engaged in property or casualty business, including:
•property, liability and casualty lines, surety, accident and health, and financial guarantee coverages, and
•Certain diversified companies whose operations include significant insurance, reinsurance or financial guaranty units (e.g., Fairfax Financial).
3.6.3Permitted Transactions
This prohibition on trading in securities of (Re)Insurance Sector companies does not apply to the following:

•Positions held by Designated Officers at the original date of adoption of this Policy (August 2004) or at the time of the person’s hiring or promotion, but these positions should be disclosed to the Company’s Deputy Chief Compliance Officer, as should any proposals to transact in the relevant security.
•Securities held in accounts, funds, partnerships or other vehicles which are managed by unaffiliated third parties and not subject to the Designated Officer’s investment discretion.
•Positions in broad-based, readily available indices (e.g. – the S&P 500 is permitted, but not the Bermuda insurance index).
•Equity grants to spouses or other immediate family members of Designated Officers who are employed at companies whose operations include insurance, reinsurance or financial guaranty.
When in doubt, ask. Designated Officers should seek interpretative assistance from the Group General Counsel, Chief Corporate Counsel or Deputy Chief Compliance Officer before effecting transactions. For example, if a Designated Officer wishes to trade securities of a diversified company whose operations do include insurance, reinsurance or financial guaranty units, but those units are immaterial to the company, the officer should submit the proposed investment to the Deputy Chief Compliance Officer for prior review with substantial lead-time, as various corporate priorities may prevent an immediate response. Proposed transactions will be reviewed on a case-by-case basis, taking into account all of the facts and circumstances surrounding such transaction.
3.7Short-Swing Trading/Control Stock/Section 16 Reports
Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care not to violate the prohibition on short-swing trading (Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file or cause to be filed all appropriate Section 16(a) reports (Forms 3, 4 and 5) and any notices of sale required by Rule 144.
3.8Administration of Policies
3.8.1Administration by Group General Counsel
The Group General Counsel shall administer this Policy. If you have any questions concerning the interpretation of this Policy, you should contact them or their express designee.
3.8.2Requests for Waivers or Interpretations of the Application of our Policy
This Policy is intended to mitigate the risks that our employees, directors, independent contractors or consultants may violate, even inadvertently, relevant aspects of the securities laws, and in some instances to reduce the risks that can arise out of the appearance of impropriety. In many cases, application of our Policy requires judgment and may not be subject to clear, “bright-line” rules. Requests for waivers or interpretations of this Policy should be directed to the Group General Counsel or their express designee.
3.8.3Confidentiality of Policy Decisions
You should keep certain information concerning the operation of this Policy in strict confidence, since knowledge of certain decisions made pursuant to this Policy could itself constitute material, non-public information. For example, if you are made subject to a special blackout pursuant to Section 3.2, you should keep that fact confidential.
3.8.4Amendment of the Policy
RenaissanceRe reserves the right to amend and interpret this Policy from time to time.
3.8.5Duration of Policy’s Applicability
If you are in possession of material, non-public information regarding RenaissanceRe or other companies with whom RenaissanceRe deals when your relationship with the Company concludes, you may not trade in RenaissanceRe securities or the securities of such other company until such information has been publicly disseminated or is no longer material.
3.8.6Responsible Party
Remember, the ultimate responsibility for complying with this Policy and applicable laws and regulations rests with you. You should use your best judgment and consult with your own legal and financial advisors, as needed.
4Review and Approval
This Policy shall be reviewed at least annually by the Chief Corporate Counsel. Any changes to this Policy must be approved by the Group General Counsel.